AMENDMENT OF LEASE

THIS AMENDMENT OF LEASE (this "**Amendment**"), is entered into as of this 10/9/2023, (the "**Amendment Effective Date**"), by and between **FAIRFIELD OFFICE PARK AT HAUPPAUGE LLC**, having an address at 538 Broadhollow Road, 3rd Floor East, Melville, New York 11747 ("**Landlord**"), and **BENJAMIN SECURITIES INC.**, having an address at 750 Veterans Memorial Highway, Suite 210, Hauppauge, New York 11788 ("**Tenant**").

W I T N E S S E T H:

WHEREAS, Tenant, as tenant, and Landlord, as landlord, are parties to that certain Agreement of Lease, dated as of July 2013 (the "**Original Lease**"); as modified by that certain Commencement Date Agreement, dated as of September 13, 2013 (the "**CDA**"); as further modified by that certain 1st Lease Extension, dated as of November 14, 2018 (the "**1LE**"); as further modified by that certain 2nd Lease Extension, dated as of November 21, 2019 (the "**2LE**"); as further modified by that certain 3rd Lease Extension, dated as of October 28, 2020 (the "**3LE**", 2LE and 1LE which, together with the Original Lease and the CDA, shall be collectively referred to as the "**Lease**"); pursuant to which, Landlord leased to Tenant that certain office space designated as Suite 210 (the "**Premises**"), located in the building having a street address at 750 Veterans Memorial Highway, Hauppauge (the "**Building**"), as more particularly described in the Lease.

WHEREAS, in connection with the Lease, William Baker (the, "**Guarantor**"), executed that certain good guy guaranty, dated July 2013 (the "**Guaranty**");

WHEREAS, the term of the Lease expires on December 31, 2023 (the "**Expiration Date**").

WHEREAS, Landlord and Tenant now desire to (i) extend the Term of the Lease, and (ii) otherwise modify and amend the Lease, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

1. **Recitals**. The recitals set forth above are hereby incorporated herein and shall be deemed a material part of this Amendment.

2. **Capitalized Terms**. All capitalized terms not expressly defined herein, shall have the meaning ascribed to them in the Lease.

3. **Lease Modifications**.

a. Term Extension:

i. Notwithstanding anything to the contrary contained the Lease, following the Amendment Effective Date, the Term shall be extended for a period (the "**Renewal Period**"), commencing on January 1, 2024 (the "**Renewal Commencement Date**"), and expiring on May 31, 2024 (the "**Renewal Expiration Date**").

ii. Following the Amendment Effective Date, all references to the "Expiration Date" in the Lease shall be deemed replaced with "Renewal Expiration Date".

iii. Notwithstanding anything to the contrary contained in the Lease, commencing on Renewal Commencement Date and continuing throughout the Renewal Period, Tenant shall pay Minimum Rent in accordance with the following schedule:

Period:	**Annual Minimum Rent:**	**Monthly Minimum Rent:**
January 1, 2024 – May 31, 2024	$ 36,584.52	$ 3,048.71

iv. Notwithstanding anything to the contrary contained in the Lease, following the Renewal Commencement Date, in addition to the Minimum Rent specified in Section 3 a. iii above, the charge for electrical service during the Renewal Term shall be $5,431.20 per year or $452.60 per month (the "**Electric Charge**"). In addition, if, at any time during the Renewal Period, there shall be an increase in the cost of electrical service for the Building of which the Premises form a part over the calendar year for the year preceding the Renewal Commencement Date, Tenant shall pay Tenant's Pro-Rata Share of any such increase. All monthly installments or rent shall reflect one-twelfth ($1/12^{th}$) of the annual amount of Tenant's Proportionate Share of such increase. In addition to the foregoing the Tenant shall pay as Additional Rent herein set forth a sum equal to Tenant's Proportionate Share of any increase in the cost of fuel (whether oil or gas or oil and gas) for the Building of which the Premises form a part over the calendar year for the year preceding the Renewal Commencement Date. All monthly installments of rent shall reflect one-twelfth ($1/12^{th}$) of the annual amount of such pro-rata share of said increase.

4. **Additional Lease Modifications**. Following the Amendment Effective Date, the Lease shall be modified as follows:

a. The notice address for Tenant as set forth in the Lease is hereby updated as follows:

Tenant: [________]

5. **Condition of the Premises**. Tenant expressly acknowledges and agrees that (i) as of the Effective Date, Tenant is in possession of the Premises pursuant to the terms of the Lease; (ii) Tenant is fully familiar with the condition of the Premises; and (iii) except as expressly provided in this Amendment, after the Amendment Effective Date, Tenant shall continue to occupy the Premises in its then "as is" condition and Landlord is not required to either complete any work in any portion of the Premises or provide any allowance or concession for Tenant's continued use and occupancy.

6. **Broker**. Landlord and Tenant covenant, warrant and represent to each other that no conversations or negotiations were had with any broker or finder concerning this Amendment, other than Fairfield Realty Services (the "**Broker**"). Landlord shall be responsible for payment of any commission or other fee earned by the Broker in connection with this Amendment pursuant to a separate agreement. The parties agree to indemnify, defend, save and hold harmless eachother from and against any claims for a brokerage commission, finder's fee or similar compensation and against any liability (including reasonable attorneys' fees and disbursements in connection with defending any action or proceeding and also in connection with enforcing this indemnification provision provided in the Lease) arising out of any conversations or negotiations had by either party hereto with any broker or finder concerning this Amendment, other than the Broker. The provisions of this Section 6 shall survive the expiration or sooner termination of the Term (as extended pursuant to the terms of this Amendment).

7. **Miscellaneous**.

a. Except as otherwise expressly provided herein, all of the terms, covenants, conditions and provisions of the Lease shall remain and continue unmodified, in full force and effect and binding upon the parties hereto, their heirs, administrators, executors, respective legal representatives, successors and permitted assigns.

b. Tenant hereby certifies to Landlord that (i) the Lease is in full force and effect and has not been further modified or amended, (ii) Landlord is not now in default under the Lease, and, other than the Landlord Amendment Work, has completed all work (if any) and made all contributions (if any) required of Landlord under the Lease through the Amendment Effective Date and Tenant knows of no event, which, with notice or the passage of time or both, would constitute such a default by Landlord, and (iii) Tenant has made no demand against Landlord and has no present right to make such demand with respect to charges, liens, defenses, counterclaims, offsets, claims, or credits against the payment of rent or additional rent or the performance of Tenant's obligations under the Lease.

c. The Lease (as modified by the terms of this Amendment) may not be changed, modified, discharged, canceled or waived orally, or in any manner other than by an agreement in writing signed by the parties hereto.

d. This Amendment is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord in any way until (i) Tenant has duly executed and delivered to Landlord duplicate originals of this Amendment; and (ii) Landlord has executed and unconditionally delivered one of said original counterpart to Tenant.

e. Tenant agrees not to record the Lease or this Amendment or a memorandum hereof and any recordation or attempted recordation of the Lease of this Amendment by Tenant shall constitute a material default hereunder.

f. This Amendment may be executed in any number of counterparts, which together shall constitute one and the same agreement. The signature of either party may be delivered by facsimile or in a "pdf" format, and signature pages so delivered shall constitute the valid execution and delivery of this Amendment by such party.

g. This Amendment shall be interpreted under the procedural and substantive laws of the State of New York, regardless of Choice of Law Principles as set forth in the Lease. The Section and subsection captions hereof are for the convenient reference of the parties only and are not intended to and shall not be deemed to modify the interpretation of the Section or subsection from that which is indicated by the text of the Section or subsection alone.

h. All provisions contained in this Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of Landlord and Tenant.

i. If any one or more of the provisions contained in this Amendment is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

j. This Amendment sets forth the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations or agreements, whether oral or written, are superseded and merged herein. This Amendment may not be altered or amended except by a writing duly authorized and executed by the party against whom enforcement is sought.

8. **Guarantor**. Guarantor hereby ratify and confirm all of the obligations, liabilities, made, created or incurred by Tenant under the Lease (as modified by the terms of this Amendment), and Guarantor further confirm that the Guaranty is in full force and effect and is valid and enforceable obligations, liabilities or and on Guarantor.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:
FAIRFIELD OFFICE PARK AT HAUPPAUGE LLC

DocuSigned by:
By: Michael Broxmeyer
3013EDFDD00143B...
Name: Michael Broxmeyer
Title: Member

TENANT:
BENJAMIN SECURITIES INC.

DocuSigned by:
By:
F2A38B79AE6441B...
Name: William Baker
Title: President

GUARANTOR:

DocuSigned by:

F2A38B79AE6441B...
William Baker